SEPARATION AGREEMENT and release

This Separation Agreement (the “Separation Agreement”) is made by and between Chris L. Koliopoulos (“Executive”) and Zygo Corporation, a Delaware corporation (the “Company”).

1. Separation from Service. Effective as of October 21, 2013 (the “Separation Date”), the Executive has ceased to be employed by the Company and its subsidiaries in any capacity whatsoever, including as an employee, officer, director or otherwise of the Company and of any of its subsidiaries and affiliates; and the Executive hereby resigns, effective immediately, from any and all such positions with the Company and its subsidiaries and affiliates. The Executive shall execute and deliver such further documents as the Company may reasonably request in order to evidence or acknowledge the termination of, and resignation from, any or all such positions.

2. Accrued Compensation. As soon as practicable after the execution of this Separation Agreement (but not later than the Company’s next payroll date), the Company shall pay to the Executive his accrued base salary since the last payroll date plus the amount of Executive’s accrued and unused vacation pay that is payable in accordance with Company’s applicable vacation policy, less applicable tax withholdings. In addition, the Company will reimburse the Executive for previously incurred and unreimbursed business expenses that are eligible for reimbursement in accordance with the Company’s applicable expense reimbursement policy. The Executive shall receive any vested benefits accrued by him as of the Separation Date under and in accordance with the terms of the Company’s 401(k) plan, including any Company matching credits that may be required under the governing documents for such plan. Executive acknowledges and agrees that the amounts specified in this paragraph 2 represent all amounts rightfully owed to him by the Company for the above-listed items as a result of his employment with the Company through and including the Separation Date.

3. Separation Payments and Benefits. Provided that the Executive’s release of claims set forth in paragraph 7 hereof (the “Release”) is not revoked by the Executive within the Revocation Period (as defined in paragraph 7), the Executive will be entitled to receive the payments and benefits described in this paragraph 3.

(a) Initial Payment. On or as soon as practicable (but not more than three (3) business days) after the date the Release becomes irrevocable in accordance with paragraph 7 (the “Release Effective Date”), the Company shall make an initial payment to the Executive of $125,000, less applicable tax withholdings. Such payment shall be wire transferred to an account designated by the Executive in writing no later than the Release Effective Date or, if no such designation is received by the Company, such payment will be made by check and sent to the Executive by overnight Fed Ex or US mail delivery.

(b) Salary Continuation Payments. The Executive shall receive salary continuation payments at an annual rate of $450,900 (being acknowledged as the annual base rate of salary in effect immediately prior to the Separation Date) for a period of two years after the Separation Date. During the six-month period following the Separation Date, such salary continuation payments will be accumulated until the first (1st) business day of the seventh month following the Separation Date at which time the amount so accumulated shall be paid to the Executive in the form of a single sum cash payment. Thereafter, the Executive will receive the remaining salary continuation payments in accordance with the Company’s normal payroll practices. Notwithstanding the foregoing, the entire unpaid balance of the salary continuation payments shall be due and payable to the Executive’s legal representative within seven business days following the Executive’s death. In order to facilitate the salary continuation payments, the Company will place $901,800 in an escrow account with an independent third party (the “Escrow Agent”), who shall act as the Company’s agent for the timely payment of the amounts payable to the Executive under this subparagraph 3(b). If a court (i) grants the Company equitable relief in connection with a violation of paragraphs 5(a), 5(b), 5(c), or 5(d) (collectively the “Restrictive Covenants”) or (ii) determines that the Executive has violated any of the Restricted Covenants, the Company may direct the Escrow Agent to stop future payments. If a stoppage of payments is in effect, the Escrow Agent shall not make further disbursements from the escrow account unless and until it is authorized or directed to do so by a court or by both the Company and the Executive. The Company will select the Escrow Agent, which must be a bank, trust company or other independent institution with fiduciary powers, reasonably acceptable to the Executive. The escrow agreement will contain terms and conditions consistent with the above and such other terms and conditions as are customary for an escrow arrangement of this nature and shall contain terms and conditions so such agreement is the functional equivalent of a “Rabbi Trust” (as described in IRS Rev. Proc. 92-64) for income tax purposes. The escrow agreement will be subject to prior review and comment by the Company’s counsel and the Executive’s counsel. The parties intend that the escrow agreement will be completed and executed within thirty days after the Release Effective Date, and they shall cooperate with each other toward that end. The escrow account will be funded within five business days after the escrow agreement is finalized and executed. All fees and expenses of the Escrow Agent shall be shared evenly by the Company and the Executive.

(c) Company Stock Options.

(i) Accelerated Vesting of Unvested Options. The Executive holds outstanding Company stock options for a total of 473,312 shares of Company common stock,

of which options for 194,156 shares have not previously vested. A complete list of the Company stock options granted and currently held by Executive is set forth on Schedule 1 hereto. As of the Separation Date, the Executive’s unvested outstanding Company stock options will become fully vested, except for the unvested portion (26,250 shares) of the stock option for 35,000 shares of Company stock granted to the Executive on August 27, 2012 (which will be forfeited on the Separation Date).

(ii) Extended Expiration Date of Vested Options. The expiration date of the Executive’s outstanding vested Company stock options for 447,062 shares of Company common stock (taking into account the acceleration of vesting and forfeiture pursuant to 3(c)(i) above) will be extended from 90 days following the Separation Date to eighteen (18) months following the Separation Date. The Executive will be eligible for broker-assisted “cashless” exercise of his stock options as provided for by the terms and conditions of the applicable option agreement and Company plan. Except as modified by this paragraph 3(c)(ii), the terms and conditions of the Executive’s options will otherwise remain the same. For the avoidance of doubt, the Company shall not cancel, terminate, suspend exercise of, or take any other action with respect to any newly vested options until there is a court order authorizing any such action beyond the terms provided for in the option agreements, as modified by the terms of this paragraph 3(c)(ii).

(d) Restricted Stock Units. The Executive holds previously unsettled and unvested restricted stock units (“RSUs”) with respect to 111,322 shares of Company common stock. (All previously vested RSUs granted to the Executive have been settled and are no longer outstanding.) A complete list of the unvested RSUs held by Executive is set forth on

Schedule 2 hereto. On the first business day following the Release Effective Date, 51,574 of those unvested RSUs will become fully vested and will be settled in accordance with their terms. If requested by Executive or unless the Executive fails to timely deliver to the Company an adequate amount to pay the withholding tax on the vested RSUs, the Company will withhold shares that would otherwise be delivered in settlement of those 51,574 RSUs in satisfaction of the Executive’s tax withholding obligation. All of the remaining unvested RSUs held by the Executive shall be cancelled on the Separation Date and those RSUs will thereupon have no further force or effect.

(e) COBRA Coverage. If the Executive timely elects continued group health plan coverage (including any vision and dental coverage) for himself and/or his covered spouse and dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse the Executive for his COBRA premium payments for 18 months following the Separation Date (or, if earlier, until the date the Executive becomes eligible for another employer’s group health plan coverage), subject to (and within 30 days after) Executive’s providing the Company with appropriate evidence that such premium payments were made by the Executive. Any COBRA premium reimbursements provided during one calendar year will not affect the amounts eligible for reimbursement in any other calendar year and the right to reimbursement under this paragraph 3(e) shall not be subject to liquidation or exchange for another benefit or payment.

(f) Legal Fees. The Company will reimburse the Executive for the payment of legal fees and expenses incurred by him in connection with the negotiation and preparation of this Separation Agreement and his separation from the Company, against appropriate documentation evidencing the amount so paid, subject to a maximum cap of

$37,500. Such payment will be made promptly after the Release Effective Date or, if later, the Company’s receipt of such appropriate documentation.

(g) Press Release. The Company shall issue the press release attached hereto as Exhibit A regarding the Executive and his separation of service from the Company (with such minor revisions as the Company determines, in good faith, to be necessary or appropriate) promptly following the execution of this Agreement, but in no event later than three (3) business days of the Release Effective Date. It is recognized that as an entity whose stock is publicly traded, the Company has certain disclosure obligations, both as to content and timing, with respect to the cessation of Executive’s employment and of executive positions with the Company, including the filing of a Form 8-K describing the terms of this Agreement.

(h) Failure to Make Timely Payments. Should the Company fail to timely make a payment that is required to be made by it hereunder, unless there has been a court order that such payment is not required to be made by it hereunder, and such failure continues for more than five (5) business days, such untimely payment shall bear interest at the annual rate of 5% until such payment (together with interest) is made.

4. Compliance with Restrictive Covenants. If a court determines that the Executive fails or has failed to comply with any of the Restrictive Covenants, then (a) the Executive shall not be entitled to any further separation or other payments and benefits under paragraph 3 of this Separation Agreement, (b) the Executive shall immediately return to the Company an amount equal to the cash payments and the value of any non-cash benefits made or provided to the Executive pursuant to paragraph 3 of this Separation Agreement (including the value of accelerated vesting of Company stock options and RSUs pursuant to subparagraphs 3(c) and (d) above), and (c) the Executive shall have no further rights or entitlements under this Separation Agreement. This paragraph 4 shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief under this Separation Agreement in the event of a violation or threatened violation of any of the Restrictive Covenants or other provisions of this Separation Agreement, or otherwise affect the validity of the Release. Notwithstanding anything herein to the contrary, the Executive shall have ten (10) business days after receipt of a court order that Executive has failed to comply with any of the Restrictive Covenants to exercise any of the then remaining issued and outstanding 279,156 stock options that were currently vested as of the Separation Date (but in no event may such options be exercised after the end of the extended expiration described in paragraph 3(c) above).

5. Restrictive Covenants. The payments and benefits provided to the Executive under the Agreement are expressly conditioned upon his continuing compliance with the Restrictive Covenants.

(a) Non-Disclosure of Secret and Confidential Information. The Executive shall not directly or indirectly disclose or use at any time any knowledge, information, or material relating to any of the Company’s businesses, customers, machines, designs, apparatus, systems, methods of conducting any part of its business or the like, “know-how” or trade secrets, which have become known to the Executive by reason of his employment or otherwise and which are not generally available to the public (collectively, the “Confidential Information”). Confidential Information shall not include any information generally known in the business or industry in which the Company competes (other than by reason of Executive’s having breached his obligations hereunder) or any information that Executive can demonstrably prove was independently developed by him without access to or use of any of the knowledge, information, materials, know how, trade secrets or the like referenced in the first sentence of this subparagraph 5(a). Executive shall not be prohibited from disclosing Confidential Information (i) if and to the extent such disclosure is required by any court or governmental authority, (ii) from giving truthful testimony with respect to Confidential

Information in response to a legal subpoena, or (iii) as otherwise required by law, provided, in any such case, that the Executive did not, directly or indirectly, initiate the action or investigation in which such disclosure is being required, and that, prior to making any such disclosure or providing any such testimony, the Executive will notify the Company in writing of the potential disclosure or testimony and give the Company a reasonable opportunity to contest, limit the scope of or prevent such disclosure or testimony. These nondisclosure obligations shall remain in effect at all times after the Separation Date. If at any time after the Separation Date, Executive determines that he has in his possession or control any Confidential Information belonging to the Company or any of its subsidiaries, whether in written, electronic or other form, the Executive shall immediately return to the Company all such Confidential Information, including all copies and portions thereof.

(b) Assignment of Inventions. The Executive has promptly and completely disclosed in writing to the Company all ideas, developments, inventions and improvements heretofore made, developed, perfected, devised, conceived or acquired by him either solely or jointly with others during the Executive’s employment with the Company, whether or not during regular working hours, relating in any way to the actual or anticipated business, research, developments or products of the Company, and the Executive shall so disclose to the Company all such ideas, developments, inventions and improvements that may be made, developed, perfected, devised, conceived or acquired by the Executive within ninety days after the Separation Date. If so requested by the Company, the Executive shall give, grant, assign, transfer and convey to the Company or any entity designated by the Company, without recourse or representation, all rights, title and interest in and to any such ideas, developments, inventions and improvements.

In accordance with Cal. Lab. Code §§ 2870 to 2872, the terms of this assignment of inventions provision shall not apply to an invention that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions during the term of Executive’s employment that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or its actual or demonstrably anticipated research or development; or (2) result from any work performed by the Executive for the Company. Furthermore, confidentiality with respect to the disclosure of any inventions reported by the Executive will be preserved to the maximum extent possible. The Company will also provide a review process for the Executive to determine such issues as may arise in connection with this assignment of inventions provision.

The Executive agrees, at the request and expense of the Company, to make, execute and deliver any and all papers, documents, and instruments, including applications for patents in any and all countries and reissues and extensions thereof, and to assist and cooperate (without expense to the Executive) with the Company or its representative in any controversy or legal proceedings relating to said ideas, developments, inventions and improvements, and the patents which may be procured thereon. The Company does not assume any responsibility for the prosecution or defense of any application for patents in any countries arising from ideas, developments, inventions and improvements disclosed to the Company pursuant to this Agreement.

The Executive’s obligations under this subparagraph 5(b) shall continue beyond the termination of his employment, but the Company shall compensate the Executive at a reasonable rate after such termination for time spent by him at the Company’s request providing assistance. In the event that the Company is unable after reasonable effort to secure the Executive’s signature on any document(s) needed to apply for or prosecute any intellectual property rights relating to any such ideas, developments, inventions and improvements, the Executive hereby irrevocably designates the Company and its duly authorized representative as his agent to act on his behalf to execute and file any applications and to do all other lawfully permitted acts to further the issuance or prosecution of intellectual property rights with the same legal force and effect as if executed by the Executive.

To the extent that any terms of the Company’s Nondisclosure and Assignment of Inventions Agreement executed by the Executive, grant the Company any rights superior to those provided in these subparagraphs 5(a) and (b), such superior terms of the executed Nondisclosure and Assignment of Inventions Agreement shall govern.

(c) Non-Solicitation and Non-Interference. Without the Company’s prior written consent, the Executive shall not, at any time prior to the expiration of eighteen (18) months from the Separation Date, directly or indirectly: (i) solicit, request, advise, entice, persuade or induce any employee, consultant, or independent contractor employed by or working on behalf of the Company or any of its subsidiaries or affiliates at any time during the one-year period prior to the Executive’s termination of employment with the Company to leave the Company or any of its subsidiaries or affiliates, or to engage in any activity which, were it done by the Executive, would violate the terms of this Agreement, or hire or cause to be hired by any third party any such employee, consultant or independent contractor; or (ii) solicit, request, advise, entice, persuade or induce any individual or entity, including but not limited to any customer, supplier, vendor, investor, equity or financing source, or other contracting party of the Company or any of its subsidiaries or affiliates, to terminate, reduce or refrain from continuing or renewing their present or prospective contractual or business relationship with the Company or any of its subsidiaries or affiliates. The restrictions in part (i) of this subparagraph 5(c) shall not prohibit the Executive from (x) soliciting for employment or hiring Stella Koliopoulos (his sister), or (y) hiring David Basila if his employment is terminated by the Company without “cause.”

(d) Non-Competition. For a period of twenty four (24) months after the Separation Date, the Executive shall not, directly or indirectly, without the prior written consent of the Company, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as or are otherwise directly competitive with, products or services of the Company or any of its subsidiaries or affiliates, in any geographic area where, during the period of his employment with the Company or any subsidiary or at the time of the termination of his employment or other service with the Company and its subsidiaries, as the case may be, the Company or any of its subsidiaries or affiliates has or has documented current plans to have an active business presence. Notwithstanding the foregoing, Executive’s mere purchase or holding, for investment purposes, of securities representing less than 5% of the outstanding value or voting interest of a publicly traded company shall not be deemed to be a violation of the provisions of this paragraph (it being understood that the purchase or holding of securities of a company that is not engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as or are otherwise directly competitive with, products or services of the Company or any of its subsidiaries or affiliates, shall not be restricted by this paragraph). Nothing contained herein shall restrict the Executive from being employed by or providing consulting services to any entity that is in competition with the Company or any of its subsidiaries if (i) the competitive business is not the primary business of such other entity and (ii) the Executive is not involved, directly or indirectly or in any manner whatsoever, in activities that are in competition with the Company; provided, however, that as a prerequisite to such employment or consultancy, the Executive shall have provided such other entity with a copy of paragraph 5 of this Separation Agreement (as required by paragraph 5(h) below) and such other entity executes and delivers to the Company a written acknowledgement, satisfactory to the Company, that such other entity (i) has received a copy of this paragraph 5 and the restrictions imposed thereunder on the Executive, and (ii) will not involve the Executive, directly or indirectly or in any manner whatsoever, in (x) activities that are competitive with the business of the Company and/or any of its subsidiaries or (y) in a business unit or segment whose activities in whole or in part are competitive with business activities of the Company and/or any of its subsidiaries. The provisions of the prior sentence shall in no way be construed to limit or restrict the remaining provisions of this paragraph 5, which shall remain absolute and in full force and effect.

(e) Reformation. The Executive acknowledges that the Company and its subsidiaries conduct their business on a world-wide basis, that their sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in the preceding subparagraph 5(d) are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries. If a court concludes that any time period and/or the geographic area specified in said subparagraph 5(d) is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, as the case may be, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

(f) Enforcement. It is intended that, in view of the nature of the Company’s business, the restrictions contained in subparagraphs 5(a) through 5(d) above are considered reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or threatened breach by the Executive of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the restoration and other remedies specified in the Agreement and/or the recovery of money damages, attorneys’ fees, and costs. These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

(g) Severability. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this paragraph 5 is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the paragraph, sentence or any other provision thereof. Further, it is intended that the court should construe this paragraph 5 by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

(h) Future Employment. If, during the two-year period after the Separation Date, the Executive seeks or is offered employment, consultancy or other business relationship by or with any other company, firm, or person, the Executive shall provide a copy of this paragraph 5 to such company, firm or person before accepting any such employment, consultancy or other business relationship.

(i) Compliance with Federal Securities Laws. The Executive recognizes that he is in possession of material non-public information; and that the US federal securities laws prohibit him, among other things, from trading in the Company’s common stock (including through options, hedges or other similar securities) while in possession of or privy to such information. Executive agrees to maintain compliance with all applicable US federal securities laws, as they pertain to the Company.

6. No Other Payments or Benefits. Except for the payments and benefits expressly set forth in this Separation Agreement, the Executive acknowledges that he has received all compensation to which he was entitled from the Company, and that he is not entitled to any other payments or benefits from the Company.

7. Release. In consideration of the premises including the payments and benefits to be made or provided by the Company to the Executive under the provisions of this Separation Agreement and the Company’s obligations hereunder, except for the Retained Rights (as defined herein), the Executive, for the Executive and for the executors and administrators of the Executive’s estate, and the Executive’s heirs, successors and assigns (collectively, the “Executive Releasors”), hereby releases and forever discharges the

Company and its subsidiaries and affiliates, and its and their respective officers, directors and employees, and any stockholder controlled by any such officer, director or employee (collectively, the “Zygo Releasees”) from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against any Zygo Releasee any such Executive Releasor ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, all Claims the Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; similar Connecticut and local laws and regulations, and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims.

The Executive represents that he is unaware of any facts on which a claim could be based against him by the Company, or on which a non-frivolous claim could be based by a third party against the Company. Based upon this representation, the Company releases Executive from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, against the Executive which the Company, ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release.

The parties acknowledge that this Release does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, the Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive.

Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release (collectively the “Retained Rights”) by an Executive Releasor of any Claims against the Company or by the Company of any Claims against the Executive with respect to (i) any right or obligation under this Separation Agreement or the Escrow Agreement, including any amounts or benefits to which the Executive may become entitled to receive after the date hereof, any right to indemnity or insurance, any rights under COBRA or rights under any agreement related to stock options or Executive’s vested benefits under the Company’s 401(k) plan, or (ii) any Claims arising with respect to acts, events or occurrences taking place after the date this Release becomes effective. In addition, nothing in this Release shall be construed to permit the Company to challenge Executive’s title to shares acquired by the Executive pursuant to outstanding RSUs and the exercise of outstanding Company stock options, subject, however, to the Company’s rights under this Separation Agreement, including any rights the Company may have due to a breach of this Separation Agreement by the Executive. Nothing in this Separation Agreement shall affect Executive’s ownership or rights with respect to the Executive’s options that vested or shares of the Company’s stock that were owned by him prior to the Separation Date.

By executing this Separation Agreement, the Executive acknowledges that (a) the Executive has been provided an opportunity to consult with an attorney or other advisor of the Executive’s choice regarding the terms of this Release and, in fact, he has been represented by Wayne Martino, Esq. of the firm of Brenner, Saltzman & Wallman LLP, and William H. Narwold, Esq. of the firm of Motley Rice LLC, (b) Executive has been given twenty-one (21) days in which to consider whether the Executive wishes to enter into this Release, (c) Executive has elected to enter into this Release knowingly and voluntarily, (d) Executive’s waiver of rights or claims is in exchange for the good and valuable consideration herein, (e) if Executive enters into this Release within fewer than twenty-one (21) days from receipt of this Release, Executive has knowingly and voluntarily waived the remaining time, and (f) Executive may revoke this Release during the seven-day period following the date of his execution of this Separation Agreement and Release (the “Revocation Period”) by delivering a written notice of revocation to John Tomich, Secretary, at the Company, with a copy to Sheldon Nussbaum at NortonRoseFulbright LLP., 666 Fifth Avenue, New York, NY 10103 (it being agreed that delivery of such revocation to both the Secretary and Mr. Nussbaum is necessary for the revocation to be effective); and provided that, in all instances, such notice is received by the Company and Mr. Nussbaum prior to the end of the Revocation Period.

8. Non-Disparagement. Executive shall not make, publish or cause to be made any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) to any third party that either directly or through other persons or entities, disparages, impugns or in any way reflects negatively upon (i) the conduct, operations, financial condition, plans, products, services, business practices, policies or procedures of the Company, or (ii) any of the present or former management, officers, directors, or shareholders of the Company or of any of the Company’s subsidiaries or affiliates in any manner whether or not relating to any of the Company’s businesses. The Company, through its officers and directors, shall not make, publish or cause to be made any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) to any third party that disparages, impugns or in any way reflects negatively upon the Executive in any manner whether or not relating to the Executive’s relationship with the Company. The prevailing party in any such litigation involving a breach of this paragraph (which shall be the party who or which most closely obtained the relief sought) shall be entitled to reimbursement from the other party for such prevailing party’s legal fees and costs with respect to the disparagement matter. It is intended that each officer and director of the Company be a third-party beneficiary for purposes of this paragraph 8 only, but only to the extent such officer or director similarly agrees not to disparage the Executive in any manner described in this paragraph 8 pursuant to a writing delivered to Executive no later than ten (10) business days after the Release Effective Date; and that each such agreeing officer or director in his individual capacity is entitled to bring a claim against the Executive for a breach by the Executive of this paragraph 8, or entitling Executive to bring a claim against such agreeing officer or director for a breach of this paragraph 8. Nothing in this paragraph 8 shall preclude any party from providing truthful testimony in response to a legal subpoena or as required by law, provided that such party gives the other party prior reasonable notice of such subpoena and reasonably cooperates with the other party in any action he or it may bring to limit or restrict the scope of the disclosure, provided such action or proceeding was not initiated directly or indirectly by such party in order to circumvent such party’s obligations under this paragraph. In addition, nothing in this Separation Agreement shall prevent the Company from disclosing, reporting, or commenting upon the Company’s historical performance without attribution to Executive.

9. Cooperation.

(a) For a 6-month period after the Separation Date, the Executive will reasonably cooperate with the Company concerning reasonable requests for information about matters relating to the business of the Company and its subsidiaries and affiliates in which he was involved during the period of his employment, it being understood that such requests by the Company, if any, are not expected to be significant in time and scope and shall in any event be subject to the Executive’s personal and professional obligations and commitments, and that, unless the Company, acting in good faith, has a compelling reason otherwise,

Executive shall be allowed to satisfy his obligations over the phone or by other electronic communication. The Executive will, at all times following the Separation Date, cooperate with the Company and its counsel in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) to the extent any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which he may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

(b) Executive agrees that, in connection with the upcoming Annual Meeting of Stockholders scheduled to be held in November 2013, or any postponement thereof, he will not (x) attend any such meeting, or (y) influence or attempt to influence any other person to vote shares of Company common stock (i) against any of the director nominees as a director of the Company or (ii) against the approval of the advisory resolution on executive compensation.

10. Company Property. On or prior to the Separation Date, the Executive shall return to the Company all Company property in his possession, including, without limitation, all originals and copies (in whatever format) of all proprietary information belonging to the Company and/or any of its subsidiaries or affiliates, credit cards, calling cards, keys, key fobs, identification badges, files, records, product samples, marketing materials, computer disks, laptop computers, tablets, pagers, building-access cards and keys, other electronic equipment, and any records, documents, software, e-mails or other data from or of the Company or any of its subsidiaries or affiliates, or on personal computers or laptops, however and wherever stored, relating to the Company’s (or any of its subsidiary’s or affiliate’s) business or confidential information. Notwithstanding the foregoing, after the Release Effective Date, and (a) after the Company has scrubbed the Company laptop used by the Executive, the Company shall transfer ownership of that laptop computer to the Executive; (b) the Executive will be permitted to keep his Company cell phone (including the phone number), subject to his being responsible for any costs associated with the use of the phone; and (c) the Company will transfer ownership to the Executive of the Company automobile he has been using (2010 Honda Accord—VIN# 5J6TF2H57ALOO5567), provided that the Executive will be responsible for payment of any taxes, fees and other costs and expenses applicable to such transfer of ownership, and to the Executive’s ownership of such automobile from the Separation Date forward. The Executive acknowledges that commencing with the Separation Date, the Company may cancel all insurance policies relating to such Company automobile, and that the Executive will be responsible for determining the appropriate level of insurance and for the insurance premiums and other obligations relating to such automobile.

11. Indemnification; Liability Insurance. For six years following the Separation Date, (a) the Executive will continue to be indemnified under the Company’s Certificate of Incorporation and Bylaws at least to the same extent as prior to the Separation Date, and (b) the Executive will be covered by the Company’s directors’ and officers’ liability insurance policies that are the same as, or provide coverage at least equivalent to, the policies and/or coverage in effect immediately prior to the Separation Date. The Company’s obligations under this paragraph 11 shall only apply with respect to third-party claims and shall not apply with respect to any claims that are directly or indirectly initiated by or on behalf of the Executive against the Company and vice versa. Executive shall promptly notify the Company of any claims made against the Executive in the Executive’s capacity as a former officer/Executive and/or director of the Company.

12. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, or two business days after being mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:	Dr. Chris L. Koliopoulos
5160 E. Oakmont Drive
Tucson, AZ 85718

With a copy to:

Wayne Martino, Esq.
Brenner Saltzman & Wallman, LLP
271 Whitney Avenue
New Haven, CT 06511

To the Company at:	Zygo Corporation
Laurel Brook Road
Middlefield, Conn
Attention: Corporate Secretary & General Counsel

With a copy to:

Sheldon G. Nussbaum, Esq.
NortonRoseFulbright LLP
666 Fifth Avenue
New York, NY 10103

13. Tax Withholding. All payments, benefits and other amounts made or provided pursuant to this Separation Agreement will be subject to withholding of applicable federal, state and local taxes.

14. Enforcement. If any provision of this Separation Agreement (including the Restrictive Covenants) is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be overbroad or unreasonable. Each party will pay it or his attorney’s fees and costs in connection with litigation involving this Separation Agreement, provided that the court will have authority, in its discretion, to award attorney’s fees and costs to the prevailing party in any litigation.

15. Recoupment upon Restatement of Financial Statements. If the Company is required to restate all or a portion of its financial statement(s) for any period during which the Executive was employed by the Company then, subject to applicable law, the Company, acting in its discretion, may require the Executive to reimburse the Company for the amount of any incentive compensation paid to him, cause the cancellation of outstanding equity compensation awards, and seek reimbursement of any gains otherwise realized by him in respect of the exercise or settlement of any such awards if and to the extent that (a) the amount of such incentive compensation was or will be based upon the achievement of certain financial results that were subsequently reduced due to such restatement, and (b) the amount of the incentive compensation that was, would have been or would be paid or provided to Executive if the financial results had been properly reported would have been lower than the amount actually paid or provided. The provisions of this paragraph do not apply to the 250,000 options to purchase Company common stock that were granted as an inducement award upon commencement of the Executive’s employment with the Company.

16. Certain Tax Matters. The parties intend that all payments required by this Separation Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), and this Separation Agreement shall be interpreted and administered accordingly. Each installment of the payments provided under this Separation Agreement shall be a separate payment for the purposes of Section 409A. Because the Executive is a “specified Executive” for purposes of Section 409A, any payment under this Separation Agreement that is subject to Section 409A shall not be made earlier than six months after the Separation Date, at which time the Executive shall receive a catch-up payment of the amounts that otherwise would have been paid in the absence of such six-month delay (provided, if Executive dies after the Separation Date but before any payment has been made, such remaining payments that were or could have been delayed will be paid to the Executive’s estate without regard to such six-month delay). The preceding sentence will apply notwithstanding any other provisions in the Separation Agreement that permit or require payment at an earlier time. If the Executive reasonably determines that the Executive will incur additional tax or interest expense under Section 409A with respect to any previously unpaid amount or benefit that is required to be paid or provided in accordance with this Agreement, and that such additional tax and interest expense can be avoided by an amendment of the provisions of this Separation Agreement that apply to such previously unpaid amounts and benefits, the Executive may furnish the proposed text of such amendment to the Company for its consideration. If the Company determines that the amendment proposed by the Executive will have the effects contemplated by the Executive and would have no adverse effect (economically or otherwise) on the Company (or, if the Company is reimbursed by the Executive for any such adverse effect in an amount reasonable determined by the Company), then the Company will either agree to such amendment in the form proposed by the Executive or agree to negotiate in good faith with the Executive on changes to the language of such proposed amendment. Notwithstanding anything to the contrary contained herein, the Executive will be solely responsible for his own tax liabilities, including without limitation, income, employment, social security, or other taxes, penalties or interest that may be incurred by him with respect to the payments and benefits he receives or is entitled to receive pursuant to this Separation Agreement, including, without limitation, taxes and other amounts that may be payable under Section 409A, and the Company makes no representations and shall have no responsibility or liability with respect to the payment of any such amounts.

17. Successors. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

18. Choice of Law. This Separation Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut without regard to the principles of conflicts of law.

19. Entire Agreement; Termination of Employment Agreement. This Separation Agreement constitutes the complete understanding between the Company and the Executive regarding its subject matter and supersedes any and all prior or contemporaneous, agreements, understandings, and discussions, whether written or oral. The employment agreement between the Executive and the Company dated January 18, 2010 is hereby terminated and is no longer of any force and effect, provided that, if the Release contained in paragraph 7 of this Separation Agreement does not become effective, the provisions of Sections 6 (Restrictive Covenants) and 7 (Recoupment Upon Certain Restatement of Financial Statements) of said employment agreement shall survive its termination and be enforceable in accordance with their terms.,

20. Amendment or Waiver. No provision of this Separation Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Separation Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Separation Agreement or any rights or obligations of any party under or by reason of this Separation Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by a party of any right or any breach by the other party shall constitute a waiver of any other right of such party or breach by such other party.

21. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Separation Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Separation Agreement.

22. Counterparts. This Separation Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement on the date first written above.

ZYGO CORPORATION

/s/ Gary K. Willis
By:	Gary K. Willis
DIRECTOR

EXECUTIVE

/s/ Chris L. Koliopoulos
Chris L. Koliopoulos

SCHEDULE 1

OUTSTANDING STOCK OPTIONS

Grant Date	Exercise Price	Number of Shares	Number Unvested	Number Vested	Total Number Outstanding

01/19/2010	$10.83	250,000	62,500	187,500	250,000
08/31/2010	$8.05	50,000	12,500	37,500	50,000
08/24/2011	$12.26	50,000	25,000	25,000	50,000
08/24/2011	$12.26	40,812	20,406	20,406	40,812
08/27/2012	$19.39	35,000	26,250	8,750	35,000
08/21/2013	$13.42	47,500	47,500	—	47,500

Total		473,312	194,156	279,156	473,312

Schedule 2

Outstanding RSUs

Grant Date	Number of RSUs Granted	Number Previously Vested	Unvested RSUs Remaining

08/31/2010	25,000	12,500	12,500
08/24/2011	22,108	11,054	11,054
08/24/2011	34,188	17,094	17,094
08/27/2012	20,231	5,057	15,174
08/27/2012	19,769	19,769	0
08/27/2012	4,094	4,094	0
08/21/2013	32,700	0	32,700
08/21/2013	22,800	0	22,800

Total	180,890	69,568	111,322